Exhibit 5.1

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

August 16, 2019

Sigma Labs, Inc.

3900 Paseo del Sol

Santa Fe, New Mexico 87507

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sigma Labs, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) that the Company intends to file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date of this opinion letter for the purpose of registering the offer and sale of up to 750,000 additional shares (the “Shares”) of the Company’s common stock issuable under the Company’s 2013 Equity Incentive Plan (as amended, the “Plan”).

As a basis for rendering our opinion expressed below, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Company’s Articles of Incorporation and Bylaws, each as amended to date, (iv) minutes or resolutions of the Company’s Board of Directors and stockholders pertaining to the adoption of the Plan and authorization and issuance of the Shares, the Registration Statement and related matters, and (v) such certificates of public officials, certificates of officers of the Company and other documents as we have considered necessary or appropriate as a basis for rendering our opinion.

With your permission, in order to render our opinion, we have made and relied upon such customary assumptions as we have deemed necessary or appropriate without any independent investigation or inquiry by us. Among other things, we have assumed that: all signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic.

The law covered by our opinion expressed below is limited to the internal corporation laws of the State of Nevada (including applicable rules and regulations promulgated thereunder and applicable reported judicial decisions interpreting the same). We neither express nor imply any opinion with respect to any other laws or the laws of any other jurisdiction.

This opinion letter is limited to the opinion expressly stated below, does not include any implied opinions and is rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our opinion, including, without limitation, future changes in applicable law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid, and non-assessable.

This opinion letter is rendered to you solely in connection with the transactions contemplated by the Registration Statement and may not be relied upon for any other purpose. We consent to the filing with the Commission of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TROYGOULD PC
TROYGOULD PC